Exhibit 99.1

Contact: Richard L. Van Kirk,
Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2015 THIRD QUARTER
AND NINE-MONTH RESULTS

IRVINE, CA, May 14, 2015 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2015 third quarter ended March 31, 2015. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2015 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2015

Net sales for the three months ended March 31, 2015 increased $1.5 million, or 63%, to $3.9 million from $2.4 million for the three months ended March 31, 2014, due primarily to increases in medical device revenues. Gross profit for the three months ended March 31, 2015 increased $505,000, or 94%, to $1 million from $540,000 for the same period in 2014.  Contributing to this increase were the increase in sales volume, described above, as well as over-absorbed fixed manufacturing costs due to higher manufacturing capacity in the current year versus the prior year.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2015 increased 47% to $1.4 million from $978,000 million in the prior year’s corresponding quarter, reflecting primarily our investment in our newly launched engineering services division, higher legal and professional fees related to our business acquisitions and investments, employee matters and compliance costs as well as increased research and development costs as we prepare to launch our in-house battery production.

Loss from continuing operations for the quarter ended March 31, 2015 decreased by $266,000 to $92,000, compared to a loss from continuing operations of $358,000 in the corresponding quarter in 2014.  Net loss for the quarter ended March 31, 2015 was $76,000, or $0.02 per share, compared to a net loss of $392,000, or $0.12 per share, for the corresponding quarter in 2014.

Nine Months Ended March 31, 2015

Net sales for the nine months ended March 31, 2015 increased $1.7 million, or 23%, to $9.3 million from $7.6 million for the nine months ended March 31, 2014, due primarily to increases in medical device revenues.

Gross profit for the nine months ended March 31, 2015 increased $534,000, or 26%, to $2.6 million compared to $2.0 million for the same period in 2014.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2015 increased 25% to $3.5 million from $2.8 million in the prior year’s corresponding period, reflecting primarily the effects of the Company’s investment in our newly launched engineering services division as well as research and development costs incurred to launch in-house battery manufacturing and increases in legal expenses associated with acquisitions and other non-routine transactions.

Loss from continuing operations for the nine months ended March 31, 2015 was $475,000, compared to a loss from continuing operations of $679,000 for the corresponding period in 2014.  Net loss for the nine months ended March 31, 2015 was $438,000, or $0.10 per share, compared to a net loss of $314,000, or $0.15 per share, for the corresponding period in 2014.

Recent Developments

On May 8, 2015 we received a production order from our largest customer for additional products scheduled to ship in fiscal 2016 in the amount of approximately $0.5 million and on May 11, 2015 we executed a development agreement with another customer to design and develop a powered surgical device valued at approximately $0.5 million.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California, Michigan and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets.  Its OMS division designs and manufactures embedded motion control systems serving the medical, factory automation, semi-conductor and scientific research markets. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division.  For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

 (tables follow)

PRO-DEX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	March 31, 2015	June 30, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,475	$3,188
Accounts receivable, net of allowance for doubtful accounts of $30 and $29, respectively	2,099	1,776
Unbilled receivables	1,398	1,073
Other current receivables	20	31
Inventory	3,444	2,600
Prepaid expenses	184	110
Notes receivable	1,236	—
Deferred income taxes	139	115
Total current assets	9,995	8,893
Investments	—	1,058
Equipment and leasehold improvements, net	1,604	1,575
Goodwill	353	—
Intangibles	577	105
Other assets	86	77
Total assets	$12,615	$11,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,534	$744
Accrued expenses	1,686	1,090
Deferred revenue	530	232
Income taxes payable	—	53
Note payable	24	—
Capital lease obligations	9	8
Total current liabilities	3,783	2,127
Deferred income taxes	144	115
Deferred rent	210	243
Note payable, net of current portion	76	—
Capital lease obligations, net of current portion	—	7
Total non-current liabilities	430	365
Total liabilities	4,213	2,492

Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,139,579 and 4,211,019 shares issued and outstanding at March 31, 2015 and June 30, 2014, respectively	18,408	18,582
Accumulated other comprehensive income	—	202
Accumulated deficit	(10,006)	(9,568)
Total shareholders’ equity	8,402	9,216
Total liabilities and shareholders’ equity	$12,615	$11,708

PRO-DEX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Net sales	$3,922	$2,404	$9,310	$7,599
Cost of sales	2,877	1,864	6,741	5,564
Gross profit	1,045	540	2,569	2,035

Operating expenses: Selling expenses	363	177	691	408
General and administrative expenses	592	420	1,542	1,304
Research and development costs	480	381	1,309	1,121
Total operating expenses	1,435	978	3,542	2,833

Operating loss	(390)	(438)	(973)	(798)
Interest expense	(1)	(2)	(4)	(7)
Interest income	1	1	6	11
Gain from disposal of equipment	1	—	1	—
Realized gain on sale of investments	395	27	455	27

Income (loss) from continuing operations before income taxes	6	(412)	(515)	(767)
Income tax (expense) benefit	(98)	54	40	88

Loss from continuing operations	(92)	(358)	(475)	(679)
Income (loss) from discontinued operations, net of income taxes	16	(27)	37	167
Net loss	$(76)	$(385)	$(438)	$(512)
Other comprehensive income, net of tax:
Unrealized gain from marketable equity investments	—	20	—	225
Less: Reclassification of realized gains included in net loss	—	(27)	—	(27)
Comprehensive loss	$(76)	$(392)	$(438)	$(314)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.02)	$(0.11)	$(0.11)	$(0.20)
Income (loss) from discontinued operations	—	(0.01)	0.01	0.05
Net loss	$(0.02)	$(0.12)	$(0.10)	$(0.15)

Weighted average common shares outstanding:
Basic	4,158	3,342	4,179	3,344
Diluted	4,158	3,342	4,179	3,344
Common shares outstanding	4,140	3,344	4,140	3,344

PRO-DEX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(438)	$(512)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	398	398
Gain on sale of investments	(455)	(27)
Gain on sale of real estate held for sale	—	(167)
Loss (gain) on retirement of equipment	(1)	6
Share-based compensation	14	42
Deferred income tax benefit	5	—
Allowance for doubtful accounts receivable	1	18
Changes in operating assets and liabilities:
Accounts receivable and other current receivables	(313)	189
Unbilled receivables	(324)	(754)
Inventory	(839)	650
Prepaid expenses and other assets	(83)	(46)
Accounts payable, accrued expenses and deferred rent	1,352	(272)
Deferred revenue	298	136
Income taxes payable	(53)	(4)
Net cash used in operating activities	(438)	(343)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(12)	(327)
Purchases of equipment and leasehold improvements	(242)	(25)
Business acquisitions	(865)	—
Purchase of notes receivable	(1,236)	—
Proceeds from sale of real estate held for sale	—	900
Proceeds from sale of equipment	1	4
Proceeds from sale of investments	1,324	88
Increase in intangibles	(50)	(53)
Net cash provided by (used in) investing activities	(1,080)	587

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stock	(154)	—
Proceeds from exercise of stock options	—	6
Repurchase of stock options	(32)	—
Payments made for common stock rights offering	(3)	—
Principal payments on capital lease	(6)	(4)
Net cash provided by (used in) financing activities	(195)	2

Net increase (decrease) in cash and cash equivalents	(1,713)	246
Cash and cash equivalents, beginning of period	3,188	1,680
Cash and cash equivalents, end of period	$1,475	$1,926